Exhibit 99.1

FOR IMMEDIATE RELEASE
April 1, 2005

Texas Regional Bancshares, Inc.

Appoints John A. Martin as

Chief Financial Officer

McAllen, Texas – Texas Regional Bancshares, Inc. (“Texas Regional” or the “Company”) (NASDAQ: TRBS), bank holding company for Texas State Bank, today announced the appointment of John A. Martin as the new Executive Vice President and Chief Financial Officer of Texas Regional effective as of March 31, 2005.  Mr. Martin, who is 57, replaces R. T. Pigott, Jr., who left to pursue other business opportunities.

Mr. Martin has practiced public accounting for over thirty years.  He graduated from the University of Texas at Austin with a BBA in Accounting in 1970, and worked for over eight years with two international accounting firms as a senior manager providing audit services in the Houston and Corpus Christi markets to various commercial industries including financial institutions.  In 1984, he became a partner in the McAllen accounting firm of Smith Fankhauser Voigt & Watson, PLLC.  During his twenty-year tenure with Smith Fankhauser, Mr. Martin has, among other things, been the partner in the firm responsible for firm management, audit practice and quality control.  His principal area of accounting specialization is providing services to financial institutions throughout South Texas.  For over 20 years, Mr. Martin has counted Texas Regional as one of his clients.  In the early years of that relationship, Mr. Martin (through Smith Fankhauser) provided audit services to Texas Regional, but in recent years he primarily provided the Company with financial consulting services, including analyses of proposed mergers and acquisitions, internal auditing and loan reviews.  Mr. Martin has resigned from Smith Fankhauser effective with his appointment as the CFO of Texas Regional.

Glen E. Roney, Chairman of the Board and Chief Executive Officer of Texas Regional said, “During the past twenty years John has worked very closely with me on many Texas Regional projects and has contributed a large part of his time to our company in recent years.  We are pleased that he has agreed to join Texas Regional as a part of our senior management team.  John is well-qualified to fill this position, and I believe that he will be an excellent addition to our staff.”

Mr. Martin’s civic involvement includes his service on the Board of Directors of the Mission Economic Development Authority and the Mission Economic Development Corporation, which work to encourage business growth in Mission, Texas and surrounding communities.  He has also served since 1999 as a member of the Board of Directors of the World Birding Center.  Mr. Martin is married and has four adult children.

OTHER INFORMATION

Texas Regional Bancshares, Inc., is a bank holding company based in McAllen, Texas whose shares are traded on The Nasdaq Stock Market® under the symbol TRBS.  Texas State Bank, its wholly-owned subsidiary, operates through 71 banking locations across Texas including banking locations in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s web site at http://www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s web site can also be obtained by calling Janie Moran, Controller, at (956) 631-5400.

This document and information on Texas Regional’s web site may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s web site at http://www.sec.gov.

For further information, contact Glen E. Roney, Chief Executive Officer at (956) 631-5400 (http://www.texasstatebank.com).